Exhibit 5.3 to Form F-3

1114 Avenue of the Americas, 23rd Floor New York, New York 10036.7703 USA P. 212.880.6000 | F. 212.682.0200 www.torys.com

June 10, 2022

Thomson Reuters Corporation

333 Bay Street, Suite 300

Toronto, Ontario

M5H 2R2, Canada

RE: Registration Statement on Forms F-10 and F-3

Ladies and Gentlemen:

We have acted as special Ontario and New York counsel for Thomson Reuters Corporation, a corporation organized under the laws of Ontario, Canada (the “Corporation”) and TR Finance LLC, a Delaware limited liability company (the “Issuer”), and each of Thomson Reuters Applications Inc., a corporation organized under the laws of Delaware (“TR Applications”), Thomson Reuters (Tax & Accounting) Inc., a corporation organized under the laws of Texas (“TR T&A”) and West Publishing Corporation, a corporation organized under the laws of Minnesota (“West Publishing”, and together with TR Applications and TR T&A, the “Subsidiary Guarantors” and together with the Issuer and the Corporation, the “Registrants”) in connection with the joint filing by the Registrants of a Registration Statement on Forms F-10 and F-3 (the “Registration Statement”) with the U.S. Securities and Exchange Commission for the purpose of registering under the U.S. Securities Act of 1933, as amended (the “Securities Act”), among other securities, (a) debt securities to be issued by the Issuer (the “Debt Securities”) and fully and unconditionally guaranteed by the Corporation, as parent guarantor, and guaranteed initially by each of the Subsidiary Guarantors, to be issued pursuant to an indenture to be entered into in connection with the issuance of Debt Securities thereunder, and a form of which is being filed as an exhibit to the Registration Statement (the “Indenture”), among the Issuer, as the issuer, the Corporation and Subsidiary Guarantors, as guarantors, and Computershare Trust Company of Canada and Deutsche Bank Trust Company Americas (together, the “Trustees”), with the specific terms of each issuance of Debt Securities to be set forth in one or more board resolutions, officer’s certificates and/or supplemental indentures to the Indenture (each, a “Supplemental Indenture”); and (b) guarantees (the “Guarantees”) of the Debt Securities by the Corporation and the Subsidiary Guarantors as provided for in the Indenture.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and directors or managers, as the case may be, and officers of the Registrants that we reviewed were and are accurate, and (vi) all representations made by the Registrants as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, assuming the Indenture and the relevant Supplemental Indenture(s) have been duly authorized by the Trustees, and when (i) the Indenture and the relevant Supplemental Indenture(s) have been executed and delivered by the Registrants and the Trustees; (ii) the specific terms of a particular series of Debt

Securities have been duly authorized and established in accordance with the Indenture and the relevant Supplemental Indenture(s); and (iii) such Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture, the applicable Supplemental Indenture(s) and the applicable underwriting or other agreement against payment therefor, such Debt Securities will constitute valid and binding obligations of the Issuer and the Guarantees will constitute valid and binding obligations of the Corporation and Subsidiary Guarantors, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law or (y) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any Debt Securities and the related Guarantees, (i) the Board of Managers of the Issuer, the Board of Directors of the Corporation and the governing boards of each of the Subsidiary Guarantors, together with any designated committee therefor, shall have duly established the terms of such Debt Securities and Guarantees, as applicable, and duly authorized the issuance and sale of such Debt Securities and Guarantees, and such authorizations shall not have been modified or rescinded; (ii) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded; (iii) the Indenture, the Supplemental Indenture(s) and the Debt Securities are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Registrants); and (iv) there shall not have occurred any change in law affecting the validity or enforceability of such Debt Securities and Guarantees. We have also assumed that the execution, delivery and performance by the Registrants of any Debt Securities or Guarantees, as applicable, whose terms are established subsequent to the date hereof (a) require no action by or in respect of, or filing with, any governmental body, agency or official and (b) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon any of the Registrants.

We are qualified to practice law in the Province of Ontario and the State of New York, and we do not express any opinion with respect to the laws of any jurisdiction other than (a) the laws of the Province of Ontario, (b) the laws of the State of New York, (c) the Limited Liability Company Act of the State of Delaware and (d) the General Corporation Law of the State of Delaware, in each case, in force at the date of this opinion letter. Notwithstanding the foregoing and our opinion above, we express no opinion with respect to the compliance or non-compliance with applicable privacy laws in connection with the Indenture, any Supplemental Indenture(s) or the issuance and sale of any Debt Securities or Guarantees.

Insofar as the foregoing opinion involves matters governed by the laws of the State of Texas or the State of Minnesota, we have relied, without independent inquiry or investigation, on the opinions of Holland & Knight LLP and Fredrikson & Byron, P.A., respectively, each filed with the Registration Statement on the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Torys LLP

Torys LLP